News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Murray Grainger
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	murray.grainger@honeywell.com

HONEYWELL REPORTS FIRST QUARTER SALES OF $7.6 BILLION;
EARNINGS OF $0.54 PER SHARE

Company Reports First Quarter In-Line; Anticipating Continued Tough Economic Conditions;
Targets Full-Year 2009 Earnings of $2.85 - 3.20 Per Share

          MORRIS TOWNSHIP, N.J., April 24, 2009 -- Honeywell (NYSE: HON) today announced first quarter 2009 sales of $7.6 billion versus $8.9 billion in 2008. Earnings were $0.54 per share, versus $0.85 per share in the prior year. Cash flow from operations was $341 million versus $721 million in the first quarter of 2008 and free cash flow (cash flow from operations less capital expenditures) was $232 million, compared to $571 million last year.

          “Honeywell delivered first quarter results that were in line with our expectations,” said Honeywell Chairman and CEO Dave Cote. “While we anticipated a difficult first half of 2009, slow global economic conditions continue and we are adjusting our outlook accordingly.”

          “The seed planting that we’ve done over the past several years, combined with the benefits from our global productivity initiatives, are helping in this tough economic environment,” concluded Cote. “Honeywell is a stronger and more flexible company today that can perform in both good times and bad. We continue to invest in new technology, geographic expansion, and process improvements, and will emerge from this downturn an even more efficient and productive growth company.”

          Honeywell expects full-year sales of $32.3 - 33.2 billion, earnings per share of $2.85 - 3.20, and free cash flow conversion greater than 100% of net income.

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Q1 Results - 2

First Quarter Segment Highlights

Aerospace

  Sales were down 9%, compared with the first quarter of 2008, resulting from lower volumes in Commercial Aerospace and the unfavorable impact of divestitures partially offset by growth in Defense and Space.

  Segment profit declined 13% and segment margin decreased by 90 bps to 17.7%, due to lower sales volumes partially offset by increased net productivity.

  Honeywell and Qantas Airlines received approval by the Australian Civil Aviation Safety Authority to use the Honeywell SmartPath™ Ground-Based Augmentation System (GBAS) at Sydney International Airport for satellite-based landings on their A380 aircraft. Honeywell’s SmartPath GBAS is the next-generation navigation technology that supports precision approach and landings using Global Positioning System satellite data and transmits digital guidance signals to aircraft.

  Honeywell was awarded a $70 million contract by the U.S. Air Force for development of new technologies for small gas turbine engines. Funding from the contract will be used to develop and mature a number of technologies, including thermal management, power, controls, health management, and alternative fuels, for the Versatile Affordable Advanced Turbine Engine.

  Honeywell will provide safety and navigational avionics products including IntuVue™, Honeywell’s 3-D weather radar, and the 131-9A Auxiliary Power Unit (APU) for installation on 70 new Airbus A320 aircraft and on 25 optional A320 aircraft to Wizz Air Hungary Ltd. Honeywell and Wizz Air also finalized a long-term service agreement on the Honeywell APU.

Automation and Control Solutions

  Sales were down 6%, compared with the first quarter of 2008, resulting from the unfavorable impact of foreign exchange partially offset by net growth from acquisitions.

  Segment profit declined 5%, primarily due to volume declines, while segment margin increased by 10 bps to 10.4%, due to net productivity improvements.

  Process Solutions announced that Shire Human Genetic Therapies will use several Honeywell solutions – including Experion® Process Knowledge System® , Experion Batch Manager, the OneWireless™ industrial wireless network, and Uniformance Process Historian Database – to control manufacturing processes at its new $250 million production facility in Lexington, Massachusetts.

  Building Solutions was selected by the U.S. Army Corps of Engineers to help the Department of Defense and other federal agencies address energy consumption in their facilities. Honeywell was one of 16 energy services companies to receive a contract for this new program, which could involve as much as $900 million in energy efficiency, renewable energy, and water conservation projects over the next 10 years.

  Honeywell introduced the 5870API Wireless Asset Protection Sensor that guards against theft in both residential and commercial security settings. One of the newest additions of Honeywell’s popular 5800 Series of wireless devices, the 5870API attaches easily to virtually any valuable requiring protection within a home or business, including paintings, flat screen televisions, and other electronics, family heirlooms, safes, machinery, office equipment, and more.

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Q1 Results - 3

Transportation Systems

  Sales were down 41%, compared with the first quarter of 2008, resulting from lower volumes and the negative impact of foreign exchange.

  Segment profit declined 102% and segment margin decreased by 1,210 bps to (0.4)%, due to lower sales volumes partially offset by increased productivity driven by cost savings initiatives.

  Honeywell launched its new sequential boosting technology, a groundbreaking turbo technology that enables the new Jaguar XF 3.0L V6 diesel to reduce fuel consumption by 12% and C02 emissions by 10% compared to its predecessor. This new boosting system allows the V6 engine to achieve performance levels of current V8 engines with a staggering 600Nm of torque.

  Honeywell turbochargers were featured on 25 vehicles launched at the 79th International Motor Show of Geneva in March. Honeywell’s applications ranged from 1.4 to 6.0L diesel and gasoline engines, reflecting the global trend toward turbocharging in delivering automotive performance and fuel efficiency.

Specialty Materials

  Sales were down 25%, compared with the first quarter of 2008, primarily resulting from lower volumes at UOP and price declines due to formula pricing at our Resins and Chemicals business.

  Segment profit declined 53% and segment margin decreased by 690 bps to 11.9%, due to lower volumes partially offset by lower raw material costs and the positive impact of cost savings initiatives.

  Honeywell’s UOP launched Envergent Technologies, a new joint venture with Ensyn Corp. that will offer technology and equipment to convert second-generation biomass into pyrolysis oil for power generation, heating fuel, and conversion into transportation fuels.

  Honeywell is developing a new low-global-warming-potential (LGWP) blowing agent for energy efficient polyurethane foam insulation. The new material is part of a larger LGWP platform that also includes new refrigerants for mobile applications.

          Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (719) 325-4846 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the investor call starting at 11:00 a.m. EDT, April 24, until midnight, May 1, by dialing (719) 457-0820. The access code is 2142307.

Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q1 Results - 4

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended March 31,
	2009	2008

Product sales	$5,818	$7,156
Service sales	1,752	1,739
Net sales	7,570	8,895
Costs, expenses and other
Cost of products sold (A)	4,608	5,507
Cost of services sold (A)	1,148	1,165
	5,756	6,672
Selling, general and administrative expenses (A)	1,152	1,255
Other (income) expense	2	(26)
Interest and other financial charges	117	115
	7,027	8,016
Income before taxes	543	879
Tax expense	144	232
Net income	399	647
Less: Net income attributable to the noncontrolling interest	2	4
Net income attributable to Honeywell	$397	$643

Earnings per share of common stock - basic	$0.54	$0.87

Earnings per share of common stock - assuming dilution	$0.54	$0.85

Weighted average number of shares outstanding-basic	738	743

Weighted average number of shares outstanding -
assuming dilution	739	753

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q1 Results - 5

Honeywell International Inc.

Segment Data (Unaudited)

(Dollars in millions)

Net Sales	Three Months Ended March 31,
	2009	2008
Aerospace	$2,759	$3,030
Automation and Control Solutions	3,001	3,180
Specialty Materials	1,054	1,409
Transportation Systems	756	1,276
Corporate	-	-
Total	$7,570	$8,895
Reconciliation of Segment Profit to Income Before Taxes
Segment Profit	Three Months Ended March 31,
	2009	2008
Aerospace	$488	$563
Automation and Control Solutions	311	328
Specialty Materials	125	265
Transportation Systems	(3)	149
Corporate	(45)	(56)
Total Segment Profit	876	1,249
Other income/ (expense) (A)	(8)	10
Interest and other financial charges	(117)	(115)
Stock compensation expense (B)	(42)	(41)
Pension and other postretirement expense (B)	(55)	(27)
Repositioning and other charges (B)	(111)	(197)
Income before taxes	$543	$879

(A)	Equity income/(loss) of affiliated companies is included in Segment Profit.

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q1 Results - 6

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$2,052	$2,065
Accounts, notes and other receivables	5,667	6,129
Inventories	3,797	3,848
Deferred income taxes	934	922
Other current assets	331	299
Total current assets	12,781	13,263

Investments and long-term receivables	622	670
Property, plant and equipment - net	4,777	4,934
Goodwill	10,141	10,185
Other intangible assets - net	2,183	2,267
Insurance recoveries for asbestos related liabilities	1,034	1,029
Deferred income taxes	1,842	2,135
Prepaid pension benefit cost	40	62
Other assets	937	945
Total assets	$34,357	$35,490

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$3,144	$3,773
Short-term borrowings	62	56
Commercial paper	500	1,431
Current maturities of long-term debt	1,630	1,023
Accrued liabilities	5,602	6,006
Total current liabilities	10,938	12,289

Long-term debt	6,266	5,865
Deferred income taxes	715	698
Postretirement benefit obligations other than pensions	1,782	1,799
Asbestos related liabilities	1,550	1,538
Other liabilities	5,605	6,032
Shareowners' equity	7,501	7,269
Total liabilities and shareowners' equity	$34,357	$35,490

Q1 Results - 7

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income attributable to Honeywell	$397	$643
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation and amortization	234	217
Repositioning and other charges	111	197
Net payments for repositioning and other charges	(148)	(21)
Pension and other postretirement expense	55	27
Pension and other postretirement benefit payments	(47)	(61)
Stock compensation expense	42	41
Deferred income taxes	272	108
Excess tax benefits from share based payment arrangements	-	(7)
Other	(142)	45
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	461	(224)
Inventories	49	(289)
Other current assets	(31)	(35)
Accounts payable	(629)	135
Accrued liabilities	(283)	(55)
Net cash provided by operating activities	341	721

Cash flows from investing activities:
Expenditures for property, plant and equipment	(109)	(150)
Proceeds from disposals of property, plant and equipment	8	12
Decrease in investments	1	6
Cash paid for acquisitions, net of cash acquired	(20)	(55)
Other	(6)	(2)
Net cash used for investing activities	(126)	(189)

Cash flows from financing activities:
Net decrease in commercial paper	(931)	(860)
Net increase/(decrease) in short-term borrowings	6	(3)
Proceeds from issuance of common stock	4	51
Proceeds from issuance of long-term debt	1,488	1,487
Payments of long-term debt	(493)	(225)
Excess tax benefits from share based payment arrangements	-	7
Repurchases of common stock	-	(441)
Cash dividends paid on common stock	(224)	(204)
Net cash used for financing activities	(150)	(188)

Effect of foreign exchange rate changes on cash and cash equivalents	(78)	61

Net (decrease)/increase in cash and cash equivalents	(13)	405
Cash and cash equivalents at beginning of period	2,065	1,829
Cash and cash equivalents at end of period	$2,052	$2,234

Q1 Results - 8

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2009	2008
Cash provided by operating activities	$341	$721
Expenditures for property, plant and equipment	(109)	(150)
Free cash flow	$232	$571

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.